Exhibit 99

Contact:	W. Scott McLain, Executive Vice President and Chief Financial Officer (405) 225-5204

SONIC’S THIRD QUARTER EARNINGS RISE 18%

Same-Store Sales Trends, New Drive-In Openings Remain Strong

OKLAHOMA CITY (June 28, 2004) - Sonic Corp. (NASDAQ/NM: SONC) today reported record results for its third fiscal quarter ended May 31, 2004. Highlights of the quarter included:

•	An 18% increase in net income for the period, to $19.1 million;
•	A 15% increase in earnings per diluted share, to $0.31 (adjusted for the May 2004 stock split);
•	A 19% increase in total revenues, to $145.9 million;
•	Same-store sales growth of 4.5% system-wide and 6.6% for company-owned restaurant at drive-ins open more than 15 months;
•	The opening of 53 new Sonic Drive-Ins during the quarter, including 45 by franchisees.

        “Continued strong sales momentum in our business contributed significantly to our record results for the period and reflected our success in building traffic count and growing our sales in all day parts,” said Clifford Hudson, Chairman and Chief Executive Officer. “We are delighted to note that these strong sales trends have remained evident in the first weeks of June, with same-store sales significantly ahead of our targeted growth range of a 2% to 4% increase, providing a promising start to the final quarter of our fiscal year.”

        Sonic’s net income for the third quarter increased 18% to $19.1 million versus $16.2 million last year, while net income per diluted share rose 15% to $0.31 from $0.27 in the year-earlier period. Total revenues for the quarter increased 19% to $145.9 million from $122.6 million in the year-earlier period, reflecting an increase in the number of company-owned drive-ins from new unit openings and the acquisition of franchise stores during the latter part of fiscal 2003, same-store sales growth, and higher franchising income.

        Hudson pointed out that the company’s better-than-expected sales results have produced a significant increase in average profit per drive-in during fiscal 2004, despite higher commodity costs, particularly for dairy goods, and the company’s ongoing investment in store-level operations, including a new sales incentive plan for company-owned drive-ins. The rise in store level profits has provided a compelling rationale for new franchise drive-in openings, which remained on a record pace through the first nine months of the year. The company’s growing franchise base, along with its ascending royalty structure, in turn continues to drive higher franchising income for Sonic. Additionally, the company continues to benefit from the leverage of corporate-level expenses and from strong operating cash flow.

        Net income for the first nine months of fiscal 2004 rose 20% to $41.7 million from $34.8 million in the same period last year. On a diluted per share basis, net income increased 19% to $0.68 compared with $0.57 last year. Total revenues for the first nine months of fiscal 2004 increased 21% to $376.2 million from $311.5 million in the same period last year.

        Sonic’s same-store sales for drive-ins open more than 12 months increased 4.3% system-wide and 6.5% for company-owned drive-ins during the third quarter and 5.2% and 6.5%, respectively, for the first nine months of 2004. For drive-ins open more than 15 months, same-store sales increased 4.5% system-wide and 6.6% at company-owned drive-ins during the third quarter and 5.6% and 6.6%, respectively, for the first nine months of the year.

        During the third quarter, Sonic opened 53 new drive-ins, including 45 franchised restaurants, compared with a total of 51 in the year-earlier period, which included 35 by franchisees. For the first nine months of 2004, the company opened 123 new drive-ins, including 111 franchised restaurants, compared with 126 drive-ins opened during the same period last year. The company remains on track to open approximately 190-195 new drive-ins in fiscal 2004, including 170-175 by franchisees.

        Looking ahead, Sonic expects that earnings per share for its fourth fiscal quarter ending August 31, 2004, will be approximately $0.33 versus $0.29 in the year-earlier period, resulting in full-year earnings for fiscal 2004 of approximately $1.01 per diluted share versus $0.86 per diluted share for fiscal 2003 (all per-share amounts adjusted for the company’s recent two-for-one stock split). The company bases this outlook on the following assumptions about the fourth quarter:

•	Revenue growth of 11%-13%, reflecting:

o	System-wide same-store sales growth of at least 2%-4% based on the company's sales-driving initiatives, which include increased media spending with emphasis on network cable, new product news, and growth in non-traditional day parts, including a focused effort during June and July on evening business through a nationally promoted "Sonic Nights" program that features extended hours and Sonic's Frozen Favorites;

o	The opening of approximately 70 new drive-ins, including roughly 60 by franchisees;

o	Approximately $3 million in franchising income resulting from new franchise drive-ins, higher average unit volumes, and increased royalties reflecting the company's unique ascending royalty rate; and

o	The preliminary contribution of 22 franchise drive-ins expected to be acquired in early July 2004.

•	Restaurant-level costs, as a percentage of sales, are expected to benefit from the leverage of higher sales volumes, but are anticipated to be at least 50-75 basis points higher year-over-year due to continued pressure on commodity costs, as well as higher labor costs associated with the company's sales-based incentive plan for company-owned drive-ins; however, the increase in restaurant level costs, as a percentage of sales, is expected to be less in the fourth quarter than in the third quarter on a year-over-year basis;

•	Continued leverage from the bottom part of the income statement with a low, single-digit, year-over-year increase in corporate overhead expenses, as well as a high, single-digit increase in depreciation and amortization; and

•	With capital expenditures for the full fiscal year anticipated to be approximately $55 million, the company expects free cash flow of approximately $40 million (free cash flow is a non-GAAP measure that the company defines as net income plus depreciation and amortization less capital expenditures, which it uses to indicate the amount of excess cash generated from operations that could be used opportunistically to reduce outstanding debt, repurchase company stock, or purchase franchise drive-ins); Sonic had $50 million authorized for stock repurchases at the end of the third quarter.

        Sonic presently is in the midst of its annual planning process for fiscal year 2005 and expects to provide more detailed guidance for the upcoming year when that process is completed in August. However, the company currently anticipates that earnings in fiscal 2005 will increase 15%-18%.

        This press release contains forward-looking statements within the meaning of the federal securities laws. There are certain important factors that could cause actual results to differ materially from those anticipated by the statements made herein. Among the factors that could cause actual results to differ from predicted or expected results are: delays in opening new stores because of weather, strikes, local permitting or other reasons; increased competition; cost increases or shortages in raw food products; risks of and publicity surrounding foodborne illness; and the possibility of unforeseen events affecting the industry generally. The company undertakes no obligation to publicly release revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

        Sonic Corp. franchises and operates the largest chain of drive-in restaurants in the United States. For more information about the company, visit Sonic’s website at sonicdrivein.com. A listen-only simulcast of Sonic’s third quarter conference call can be accessed at the company’s web site. The simulcast will begin at approximately 9:00 a.m. Central Time tomorrow, June 29, 2004. An on-demand replay, using the same link, will be available at approximately noon tomorrow and will continue until July 29, 2004.

SONIC CORP.
Summary Unaudited Financial Highlights
(In thousands, except per share amounts)

	Third Quarter Ended May 31,		Nine Months Ended May 31,
	2004	2003	2004	2003
Revenues	$145,942	$122,605	$376,245	$311,542
Income from operations	32,020	27,205	71,284	60,034
Net income	19,097	16,167	41,691	34,785
Net income per share - diluted	0.31	0.27	0.68	0.57
Weighted average shares - diluted	61,832	60,796	61,572	60,899

SONIC CORP.
Unaudited Supplemental Information

	Third Quarter Ended May 31,		Nine Months Ended May 31,
	2004	2003	2004	2003
Restaurants in operation:
Company-owned:
Total at beginning of period	503	450	497	452
Opened	8	16	12	27
Acquired from (sold to) franchisees	(3)	25	(1)	12
Closed	—	(1)	—	(1)

Total at end of period	508	490	508	490

Franchised:
Total at beginning of period	2,270	2,150	2,209	2,081
Opened	45	35	111	99
Acquired from (sold to) company	3	(25)	1	(12)
Closed (net of reopening)	—	(3)	(3)	(11)

Total at end of period	2,318	2,157	2,318	2,157

System-wide:
Total at beginning of period	2,773	2,600	2,706	2,533
Opened	53	51	123	126
Closed (net of reopening)	—	(4)	(3)	(12)

Total at end of period	2,826	2,647	2,826	2,647

Core markets	2,028	1,929	2,028	1,929
Developing markets	798	718	798	718

All markets	2,826	2,647	2,826	2,647

SONIC CORP.
Unaudited Supplemental Information
($ in thousands)

	Third Quarter Ended May 31,		Nine Months Ended May 31,
	2004	2003	2004	2003
Sales Analysis
Company-owned restaurants:
Total sales	$121,630	$102,214	$315,480	$258,616
Average restaurant sales	239	221	628	567
Change in same-store sales — New Method	6.6%	0.6%	6.6%	0.3%
Change in same-store sales — Old Method	6.5%	0.6%	6.5%	0.4%
Franchised restaurants:
Total sales	$600,391	$548,774	$1,572,453	$1,423,473
Average restaurant sales	265	256	704	672
Change in same-store sales — New Method	4.0%	0.7%	5.4%	0.5%
Change in same-store sales — Old Method	3.8%	0.2%	4.9%	-0.2%
System-wide:
Change in total sales	10.9%	7.7%	12.2%	7.3%
Average restaurant sales	260	250	690	654
Change in same-store sales — New Method	4.5%	0.7%	5.6%	0.5%
Change in same-store sales — Old Method	4.3%	0.3%	5.2%	-0.1%

Core and Developing Markets
System-wide average restaurant sales:
Core markets	$271	$261	$721	$686
Developing markets	233	219	606	567
System-wide change in same-store sales —
New Method
Core markets	4.3%	0.7%	5.6%	0.8%
Developing markets	5.2%	0.6%	5.7%	-1.0%
System-wide change in same-store sales —
Old Method
Core markets	4.3%	1.3%	5.5%	1.4%
Developing markets	4.1%	-2.9%	3.8%	-5.1%

Notes:

System-wide sales data and system-wide change in same-store sales include both company-owned and franchise information. Management believes that system-wide information is useful in analyzing the growth of the brand as well as the company’s revenues, since franchisees pay royalties based on a percentage of sales. Similarly, management believes the distinction between system-wide sales data and system-wide change in same-store sales for core and developing markets provides additional insight into underlying sales trends.

Beginning in fiscal 2004, Sonic will report the change in same-store sales based on drive-ins open for at least 15 months (the “New Method”). Previously, changes in same-store sales were calculated for drive-ins opened since the beginning of the prior year for company-owned drive-ins and for a minimum of one year for franchised restaurants (collectively, the “Old Method”). By presenting the change in same-store sales for drive-ins open at least 15 months, management believes the calculation results in greater comparability between company-owned and franchised drive-ins and that it eliminates the distortion resulting from generally higher volumes during the first three months following a drive-in opening.

SONIC CORP.
Unaudited Supplemental Information
(In thousands, except per share amounts)

	Third Quarter Ended May 31,		Nine Months Ended May 31,
	2004	2003	2004	2003
Income Statement Data
Revenues:
Company-owned restaurant sales	$121,630	$102,214	$315,480	$258,616
Franchised restaurants:
Franchise royalties	21,142	18,582	54,182	47,275
Franchise fees	1,370	1,062	3,237	3,007
Other	1,800	747	3,346	2,644

	145,942	122,605	376,245	311,542
Costs and expenses:
Company-owned restaurants:
Food and packaging	32,017	25,963	82,726	67,112
Payroll and other employee benefits	35,961	29,709	95,684	77,431
Minority interest in earnings of restaurants	6,195	5,251	13,609	9,943
Other operating expenses	21,550	17,664	59,876	49,602

	95,723	78,587	251,895	204,088

Selling, general and administrative	9,914	9,483	28,118	26,123
Depreciation and amortization	8,285	7,330	24,273	21,297
Provision for impairment of long-lived assets	—	—	675	—

	113,922	95,400	304,961	251,508

Income from operations	32,020	27,205	71,284	60,034

Interest expense	1,914	1,770	5,824	5,474
Interest income	(328)	(329)	(980)	(874)

Net interest expense	1,586	1,441	4,844	4,600

Income before income taxes	30,434	25,764	66,440	55,434
Provision for income taxes	11,337	9,597	24,749	20,649

Net income	$19,097	$16,167	$41,691	$34,785

Net income per share:
Basic	$0.32	$0.28	$0.70	$0.60

Diluted	$0.31	$0.27	$0.68	$0.57

Weighted average shares used in calculation:
Basic	59,512	58,250	59,219	58,369

Diluted	61,832	60,796	61,572	60,899

SONIC CORP.
Unaudited Supplemental Information

	Third Quarter Ended May 31,		Nine Months Ended May 31,
	2004	2003	2004	2003
Margin Analysis
Company-owned restaurants:
Food and packaging	26.3%	25.4%	26.2%	26.0%
Payroll and employee benefits	29.6	29.0	30.3	29.9
Minority interest in earnings of restaurants	5.1	5.1	4.3	3.8
Other operating expenses	17.7	17.3	19.0	19.2

	78.7%	76.8%	79.8%	78.9%

	May 31, 2004	August 31, 2003
	(In thousands)
Balance Sheet Data
Total assets	$491,803	$486,119
Current assets	29,830	37,312
Current liabilities	36,897	40,187
Obligations under capital leases, long-term debt,
and other non-current liabilities	139,326	180,534
Stockholders' equity	315,580	265,398